UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

TSR, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-2635899
(State of incorporation or organization)	(I.R.S. Employer Identification no.)

400 Oser Avenue, Suite 150, Hauppauge, NY	11788
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights, par value $0.01	NASDAQ Stock Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Explanatory Note

This Form 8-A/A is filed to supplement and amend the information set forth in the Form 8-A of TSR, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) on March 15, 2019.

Item 1. Description of Registrant’s Securities to be Registered.

On March 31, 2021, the Company and Continental Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”), amended the Amended & Restated Rights Agreement, by and between the Company and the Rights Agent, originally dated as of August 29, 2018 and amended and restated as of September 3, 2019, as amended (collectively, the “Rights Agreement”), to change the Expiration Date (as defined in the Rights Agreement) of the Rights (as defined in the Rights Agreement) issued under the Rights Agreement from August 29, 2021 to March 31, 2021 (the “Amendment”). As a result of this amendment, effective as of the close of business on March 31, 2021, the Rights expired and are no longer outstanding and the Rights Agreement has terminated by its terms.

A copy of the Amended & Restated Rights Agreement and a summary of its material terms, which was filed with the SEC on a Form 8-K as Exhibit 4.1 on September 3, 2019, and a copy of the First Amendment to the Amended & Restated Rights Agreement, which was filed with the SEC on a Form 8-K as Exhibit 4.1 on February 4, 2021, are incorporated herein by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed herewith as Exhibit 4.3 and is incorporated herein by reference.

Item 2. Exhibits.

4.1	Amended & Restated Rights Agreement dated as of September 3, 2019 between the Company and Continental Stock Transfer & Trust Company as Rights Agent, incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company on September 3, 2019.
4.2	First Amendment to Amended & Restated Rights Agreement, dated as of February 4, 2021, between the Company and Continental Stock Transfer & Trust Company, incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company on February 4, 2021.
4.3	Second Amendment to Amended & Restated Rights Agreement, dated as of March 31, 2021, between the Company and Continental Stock Transfer & Trust Company.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

TSR, INC.

By:	/s/ John G. Sharkey
John G. Sharkey
Senior Vice President and Chief Financial Officer

DATED: April 1, 2021

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